Exhibit 99.2

For Immediate Release

CONTACT:

Judith Wilkinson / Eden Abrahams

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

J. Jill Announces Exploration of Strategic Alternatives

QUINCY, Mass., Dec. 5, 2005 - The Board of Directors of The J. Jill Group, Inc. (Nasdaq: JILL) announced today that it has decided to explore strategic alternatives to enhance shareholder value, including a possible sale of the company. The company is working with Peter J. Solomon Company, its financial advisor, in this process.

In making the announcement, the company stated that there can be no assurance that the exploration of strategic alternatives will result in a transaction. The company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has made a decision.

Peter J. Solomon Company is acting as financial advisor to J. Jill and Kirkland & Ellis LLP and Foley Hoag LLP are acting as legal advisors.

About The J. Jill Group, Inc.

The J. Jill Group is a multi-channel specialty retailer of women’s apparel, including accessories and footwear. The company currently markets its products through its retail stores, catalogs and website jjill.com. J. Jill is designed to appeal to active, affluent women age 35 and older.